Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard B. Hurd, Chief Executive Officer

(414) 421-8200

1895 BANCORP OF WISCONSIN, INC.

ANNOUNCES DAVID R. BALL AS PRESIDENT

Greenfield, Wisconsin – January 25, 2021 – 1895 Bancorp of Wisconsin, Inc. (“the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”), announced that David R. Ball has accepted the position of President and Chief Operating Officer of the Company and the Bank. Mr. Ball brings 30 years of banking experience to the Company and the Bank, most recently as the Managing Director of Correspondent Banking at BMO Harris. Mr. Ball will begin his new position as of February 22, 2021.

Richard B. Hurd will continue as the Chief Executive Officer of the Company and the Bank. Mr. Hurd states, “I have known and worked with David from our time at Bank One Milwaukee and most recently in his role as our Correspondent Banker, where he managed our relationship with BMO Harris over the past 5 years. His depth of experience in finance, commercial lending and management, positions David for successfully growing 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank. He will add considerable depth to our management team as we move ahead”.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the other risks described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under federal securities laws.